For Immediate Release
Citigroup Inc. (NYSE: C)
November 4, 2007

ROBERT E. RUBIN TO SERVE AS CHAIRMAN OF THE BOARD OF CITI
SIR WIN BISCHOFF TO SERVE AS ACTING CHIEF EXECUTIVE OFFICER
CHARLES PRINCE ELECTS TO RETIRE FROM CITI

NEW YORK - The Board of Directors of Citigroup Inc. today announced that Robert E. Rubin, Chairman of the Executive Committee of Citi and a member of the Board of Directors, will serve as Chairman of the Board.

In addition, Sir Win Bischoff, Chairman of Citi Europe and a member of Citi’s Business Heads, Operating and Management Committees, will serve as acting Chief Executive Officer. The Board also announced that Charles Prince, Chairman and Chief Executive Officer, has elected to retire from Citi. The Board has designated a special committee consisting of Mr. Rubin, Alain J.P. Belda, Richard D. Parsons, and Franklin A. Thomas to conduct the search for a new CEO.

Mr. Prince commented, “We have made strong progress in our strategy for building for the future, evidenced in the momentum we have achieved in most of our businesses. Nevertheless, it is my judgment that given the size of the recent losses in our mortgage- backed securities business, the only honorable course for me to take as Chief Executive Officer is to step down. This is what I advised the Board.

“It has been my privilege to lead this powerful diversified financial services company for the past four years and to be affiliated with the directors, shareholders and employees of Citi and its predecessor companies for the past 29 years. I am proud of the significant progress we have made in rapidly building and expanding the scope of our businesses internationally, strengthening our businesses domestically, and restoring excellent relationships with our regulators throughout the world.”

Mr. Belda said, “Chuck has been an extraordinarily committed leader who took on many difficult issues that needed to be addressed and strengthened Citi’s position for the future. He moved the company toward its higher margin businesses, investing in areas where we have key competitive advantages. He augmented our unrivaled international franchise through groundbreaking acquisitions and partnerships, greatly improved our technology, and invested in our people. We thank Chuck for his unwavering commitment to Citi, its employees and its shareholders. Citi has extraordinary people and the Board is committed to working together with them to see that Citi realizes its tremendous potential. We are fortunate that Chuck will continue to serve the Company in an advisory capacity while a search for his replacement is underway.”

Mr. Rubin said, “The Board and I have tremendous respect for Chuck’s leadership and his accomplishments over the years in helping to develop the Company’s culture and direction and honing its formidable competitive advantages. Citi is a unique global institution with a strong capital base, industry-leading businesses and above all, tremendously talented employees, who are our most important asset. I intend to work closely with the Board, Win, and the operating and executive leadership to maintain the momentum of our business. We will continue to focus on taking the steps necessary to help our employees realize their full potential, serve our customers with distinction, and build superior value for all of our shareholders.

“We intend to complete our search for a new CEO as expeditiously as possible, reviewing qualified CEO candidates from outside as well as within our organization. In the interim, we have in Win an acting CEO who has had a distinguished and successful career in the financial industry, serving as Chairman of Schroders plc before joining Citi in 2000 with the acquisition of Schroders’ investment banking business by a Citi predecessor company. Most recently, he has chaired our growing businesses in Europe, the Middle East and Africa.

“In addition, a new unit, the sole focus of which will be on managing the assets related to sub-prime mortgage securities and their resultant exposures, has been established. This unit will be separate from the other parts of our capital markets and banking business,” Mr. Rubin said.

“As Acting CEO, I am pleased to be able to draw on the talents of our distinguished and committed Board and experienced management team. Together, we will see that our current plans are effectively executed and will continue to consider new ways to strengthen and grow our businesses,” Sir Win said.

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About Citi
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

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Fixed Income Investors:	Maurice Raichelson	(212) 559-5091